EXHIBIT 10.E

VIAD CORP
2007 OMNIBUS INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT

Performance Units are hereby awarded by Viad Corp (Corporation), a Delaware corporation, effective      , 200     , to      (Employee) in accordance with the following terms and conditions:

1. Award. The Corporation hereby awards the Employee      Performance Units pursuant to the 2007 Viad Corp Omnibus Incentive Plan (Plan), subject to the terms, conditions, and restrictions of such Plan and as hereinafter set forth.

2. Restrictions on Transfer and Performance Period. The Performance Units may not be assigned, transferred, pledged, or otherwise encumbered by the Employee, except in the event of the Participant’s death, by will or the laws of descent and distribution.

The Performance Period for the Units is for a three-year period beginning January 1, 200     and ending December 31, 20     .

The Board of Directors (Board) shall have the authority, in its discretion, to truncate the Performance Period prior to the expiration of the Performance Period with respect thereto, whenever the Board may determine that such action is appropriate by reason of change in applicable tax or other law, or other change in circumstances.

3. Restrictive Covenants. Unless a Change of Control (as defined in the Plan) shall have occurred after the date hereof, in order to better protect the goodwill of the Corporation and its Affiliates and to prevent the disclosure of the Corporation’s or its Affiliates’ trade secrets and confidential information and thereby help insure the long-term success of the business, Employee, without prior written consent of the Corporation, will not engage in certain conduct as outlined in this paragraph 3:

(a) Non-Competition. During Employee’s employment with the Corporation or any of its Affiliates, and for a period of eighteen (18) months following termination of Employee’s employment with the Corporation or any of its Affiliates, Employee will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, agent, consultant, owner of more than five (5) percent of any enterprise or otherwise, in connection with the manufacture, development, advertising, promotion, design, or sale of any service or product which is the same as or similar to or competitive with any services or products of the Corporation or its Affiliates (including both existing services or products as well as services or products known to the Employee, as a consequence of Employee’s employment with the Corporation or one of its Affiliates, to be in development):

(i) with respect to which Employee’s work has been directly concerned at any time during the two (2) years preceding termination of employment with the Corporation or one of its Affiliates, or

(ii) with respect to which during that period of time Employee, as a consequence of Employee’s job performance and duties, acquired knowledge of trade secrets or other confidential information of the Corporation or its Affiliates. For purposes of the provisions of paragraph 3(a), it shall be conclusively presumed that Employee has knowledge of information he or she was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

(b) Non-Solicitation of Customers. During Employee’s employment with the Corporation or any of its affiliates, and for a period of eighteen (18) months following termination of Employee’s employment with the Corporation, Employee will not on behalf of any Competitor, solicit business from any Client of the Corporation that Employee serviced during Employee’s employment with the Corporation (the “Restricted Clients”). “Client” means any individual, person, business or entity that has consumed, obtained, retained and/or purchased any services or products offered or sold by the Corporation or any of its Affiliates during Employee’s employment, and any individual, person, business or entity or that has been solicited by Employee to consume, obtain, retain or purchase the services or products offered or sold by the Corporation or any of its affiliates. “Competitor” means any person or organization engaged (or about to become engaged) in research, development, marketing, selling, or servicing with respect to any product or service which is the same as, similar to, or competes with any product, process or service of the Corporation or its Affiliates (including both existing services or products as well as services or products known to the Employee, as a consequence of Employee’s employment with the Corporation or one of its Affiliates, to be in development).

(c) Non-Solicitation of Employees. During Employee’s employment with the Corporation and for eighteen (18) months immediately following termination of such employment for any reason, Employee will not, on behalf of himself or herself, or on behalf of any other person, firm, corporation, or entity, directly or indirectly (a) solicit for employment, or otherwise seek to employ, retain, divert or take away any of the agents, representatives or employees of the Corporation with whom Employee had contact or about whom Employee had access to information in the course of Employee’s employment with the Corporation, (b) or in any other way assist or facilitate any such employment, solicitation or retention effort.

(d) Remedies and Governing Law

(i) Injunctive Relief, Damages and Forfeiture. Employee understands and agrees that the Corporation’s remedy for violation of the restrictions contained in paragraphs 3(a), 3(b) and/or 3(c) above is not limited to a requirement that Employee repay any awards granted to Employee under the Plan. Rather, in the event Employee breaches the terms of the restrictive covenants contained in paragraphs 3(a), 3(b) and/or 3(c) above, the Corporation will be entitled to seek and obtain any or all of the following remedies against Employee:

(1) Injunctive Relief. In the event that Employee breaches, or the Corporation reasonably believes that Employee is about to breach, any of the covenants of paragraphs 3(a), 3(b) and/or 3(c) above, Employee recognizes that the Corporation will suffer immediate and irreparable harm and that money damages alone will not be adequate to compensate the Corporation or its Affiliates. Accordingly, Employee agrees that the Corporation will be entitled to temporary, preliminary and/or permanent injunctive relief enforcing the terms of paragraphs 3(a), 3(b) and/or 3(c) above.

(2) Damages. In the event that Employee breaches any of the covenants of paragraphs 3(a), 3(b) and/or 3(c) above, Employee agrees that the Corporation will be entitled to compensatory damages in an amount necessary to compensate the Corporation for any harm that is not adequately redressed or prevented by injunctive relief.

(3) Forfeiture and Repayment. In the event Employee breaches any of the covenants of paragraphs 3(a), 3(b) and/or 3(c) above, Employee agrees and understands that the Corporation may require Employee to repay certain awards that have been granted under the Plan, as is more fully set forth in paragraph 4 below.

(ii) Governing Law. The restrictions set forth in paragraphs 3(a), 3(b) and/or 3(c) will be governed by, construed, interpreted, and their validity determined, under the law of the State of Delaware.

4. Forfeiture and Repayment Provisions.

(a) Termination of Employment. Except as provided in this paragraph 4(a) and in paragraph 5 below or as otherwise may be determined by the Board, if the Employee ceases to be an Employee of the Corporation or any of its Affiliates (as defined in the Plan) for any reason prior to the completion of the Performance Period, all Performance Units shall upon such termination of employment be forfeited and returned to the Corporation. Except as otherwise specifically determined by the Human Resources Committee in its absolute discretion on a case by case basis, if the Employee is terminated by the Corporation or any of its Affiliates for any reason prior to the completion of the Performance Period (other than for Cause, as defined below, or for failure to meet performance expectations, as determined by the Chief Executive Officer of the Corporation), or if the Employee ceases to be an employee of the Corporation or any of its Affiliates by reason of death or total or partial disability prior to the completion of the Performance Period, full ownership of the earned Performance Units will occur to the extent not previously earned at the end of the Performance Period. As used herein, the term “Cause” means (1) the conviction of a participant for committing a felony under federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling a participant’s employment duties or (3) willful and deliberate failure on the part of a participant to perform his employment duties in any material respect, or such other events as will be determined by the Committee. The Committee will have the sole discretion to determine whether “Cause” exists, and its determination will be final.

If the Employee ceases to be an employee of the Corporation or any of its Affiliates by reason of normal or early retirement, full ownership of the earned Performance Units will occur at the end of the Performance Period, in each case on a pro rata basis, calculated based on the percentage of time such Employee was employed by the Corporation or any of its Affiliates from the beginning of the Performance Period through the date the Employee ceases to be an employee of the Corporation or any of its Affiliates; provided, however, that full ownership of the earned Performance Units (versus pro rata ownership) will occur at the end of such Performance Period if the Employee has reached age 60 at the time of retirement and such retirement is at least 18 months subsequent to the date of grant of the Award.

(b) Violations of Paragraph 3(a), 3(b) and/or 3(c).

(i) In addition to any other remedy, at law or in equity, all Performance Units subject to the restrictions imposed by paragraph 2 above shall be forfeited and returned to the Corporation, if Employee engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 3(a), 3(b) and/or 3(c) at any time within eighteen (18) months following the date of Employee’s termination of employment with the Corporation or any of its Affiliates.

(ii) In addition to any other remedy, at law or in equity, if, at any time within eighteen (18) months following the date of Employee’s termination of employment with the Corporation or any of its Affiliates, Employee engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 3(a), 3(b) and/or 3(c), then all payments (without regard to tax effects) received directly or indirectly by Employee with respect to all Performance Units which are earned during the two (2) year period prior to Employee’s termination from employment shall be returned by Employee to the Corporation. Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation hereunder.

(c) Misconduct. Unless a Change of Control shall have occurred after the date hereof:

(i) All payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Performance Units shall be returned by Employee to the Corporation, if the Corporation reasonably determines that during Employee’s employment with the Corporation or any of its Affiliates:

(1) Employee knowingly participated in misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation; or

(2) Employee was aware of and failed to report, as required by any code of ethics of the Corporation applicable to Employee or by the Always Honest compliance program or similar program of the Corporation, misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation.

(ii) Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 4(c).

(d) Acts Contrary to Corporation. Unless a Change of Control shall have occurred after the date hereof, if the Corporation reasonably determines that at any time within two (2) years after the lapse of the Performance Period Employee has acted significantly contrary to the best interests of the Corporation, including, but not limited to, any direct or indirect intentional disparagement of the Corporation, then all payments (without regard to tax effects) received directly or indirectly by Employee with respect to Performance Units during the two (2) year period prior to the Corporation’s determination shall be paid by Employee to the Corporation. Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 4(d).

(e) The Corporation’s reasonable determination required under Sections 4(c)(i) and 4(d) shall be made by the Human Resources Committee of the Corporation’s Board of Directors, in the case of executive officers of the Corporation, and by the Chief Executive Officer and Corporate Compliance Officer of the Corporation, in the case of all other officers and employees.

5. Effect of Change in Control. In the event of a Change in Control (as defined in the Plan), all Performance Units shall be paid as if each of the predefined targets for such Performance Units was achieved at the 100% level, with such payment prorated for the period of time from the grant date of such Performance Units to the date of the Change of Control.

6. Plan and Plan Interpretations as Controlling. The Performance Units hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. The Plan provides that the Human Resources Committee of the Corporation’s Board of Directors may from time to time make changes therein, interpret it and establish regulations for the administration thereof. The Employee, by acceptance of this Agreement, agrees to be bound by said Plan and such Committee actions.

7. Compliance with or exemption from Code Section 409A. Notwithstanding any other term of this Plan to the contrary, the Plan is intended to satisfy or otherwise be exempt from the requirements of Section 409A. To the extent that any payment pursuant to this Plan is or becomes subject to Section 409A of the Internal Revenue Code it shall be paid in accordance with the requirements of Section 409A and no deferral or acceleration of payment inconsistent with Section 409A shall be permitted. Any payment subject to Section 409A due to a separation from service shall be delayed for a six month period if payable to a “Key Employee” (as defined below). Payments made upon lapse of a substantial risk of forfeiture herein shall be made within the two and one-half month period following the taxable year of the Corporation in which the amount was no longer subject to a substantial risk of forfeiture and an Employee shall have no ability to designate the taxable year of payment. Payments made due to a Change in Control shall be made within 30 days of the Change in Control and the Employee shall have no discretion to designate the taxable year of receipt. To the extent that any provision of this Plan fails to satisfy the requirements of, or be exempt from Section 409A, the provision shall be automatically modified in a manner that, in the good faith opinion of the Corporation, brings the provision into compliance with Section 409A while preserving as closely as possible the original intent of the Plan. “Key Employee” means an Executive considered a key employee for the 12-month period commencing on April 1st of the year following the 12-month period ending on December 31st of the preceding year during which the Executive met the requirements of Internal Revenue Code Section 416 as applied under Section 409A

IN WITNESS WHEREOF, the parties have caused this Performance Unit Plan Agreement to be duly executed.

Dated: ___________, 200_	VIAD CORP
By:

PAUL B. DYKSTRA President and Chief Executive Officer

ATTEST:

Vice President — General Counsel
or Assistant Secretary

This Performance Unit Plan Agreement shall be effective only upon execution by Employee and delivery to and receipt by the Corporation.

ACCEPTED:

Employee